Exhibit 99.1

NASDAQ: INM

Suite 310-815 W. Hastings St.
Vancouver, BC, Canada V6C 1B4
Tel: +1.604.669.7207
Email: info@inmedpharma.com
www.inmedpharma.com

InMed Reports First Quarter Fiscal 2024 Financial Results and Provides Business Update

Vancouver, BC – November 14, 2023 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development, manufacturing and commercialization of rare cannabinoids and cannabinoid analogs, today reports financial results for the first quarter of the fiscal year 2024 which ended September 30, 2023.

The Company’s full financial statements and related MD&A for the first quarter ended September 30, 2023, are available at www.inmedpharma.com, www.sedar.com and at www.sec.gov.

Eric A. Adams, InMed Chief Executive Officer, commented, “We are pleased with the continued advancements across our pharmaceutical programs and commercial operations. We are particularly excited with the recent candidate selection and official launch of our INM-901 preclinical program targeting the treatment of Alzheimer’s disease, representing a unique and innovative treatment approach compared to current options available to patients. Our commercial subsidiary, BayMedica, continues to make steady progress as a B2B supplier of rare cannabinoids to the Health and Wellness sector as our trailing 12-month sales trend continues to show steady growth.”

Adams continued, “Furthermore, the successful completion of a recent financing further strengthens our balance sheet and provides additional financial stability in a particularly challenging capital markets environment. These additional funds extend our cash runway into calendar 3Q 2024.”

Business Update

Pharmaceutical Development Programs

Neurodegenerative Diseases Program INM-901: Demonstrates unique pharmacological effects in Alzheimer’s disease

On October 24, 2023, the Company announced it has selected a lead Alzheimer’s disease drug candidate, named INM-901, following positive results from several proof-of-concept studies in a validated Alzheimer’s disease treatment model. InMed will be advancing INM-901, a cannabinoid analog, in its pharmaceutical drug development program. Based on early in vitro research, INM-901 showed potential to target several biological pathways associated with Alzheimer’s, including neuroprotection to the brain neurons from beta-amyloid peptide-induced toxicity and targeting neuronal function improvement via extension of neurite length. In addition to these encouraging in vitro testing outcomes, INM-901 demonstrated favorable results in an in vivo preclinical Alzheimer’s proof-of-concept model. When compared to the placebo treated Alzheimer’s disease group in these preclinical studies, INM-901 treatment groups demonstrated a trend towards improvement in cognitive function and memory, locomotor activity, anxiety-based behavior and sound awareness.

Next stages of advanced preclinical studies are underway which will include drug distribution, metabolism (elimination of the drug from the body), pharmacokinetics (how the body interacts with the administered drug) and continuation of pharmaceutical drug development activities such as manufacturing and formulation.

Dermatology Program INM-755: Assessing potential partnership opportunities

In the calendar 2Q 2023, we announced safety and efficacy results from the Phase 2 clinical trial, called 755-201-EB (the “Phase 2 Trial”), for the treatment of symptoms related to EB. The data showed a positive indication of enhanced anti-itch activity for INM-755 cannabinol cream versus the control cream alone. Further development of the INM-755 CBN cream is expected to extend beyond its application in EB, potentially encompassing broader indications related to chronic itch with larger target populations and potential commercial opportunities. The Company continues to assess potential partnership opportunities for the advancement of INM-755.

The Company recently gave an oral presentation of an abstract describing the Phase 2 clinical study of investigational drug INM-755 CBN cream for the treatment of symptoms in patients with epidermolysis bullosa (“EB”), a rare genetic skin disease, at the 12th World Congress on Itch (WCI), held in Miami on November 5-7, 2023. A copy of the poster and other presentation materials will be made available on the Company’s website.

Full data and results of the Phase 2 clinical trial will be published shortly in Itch, the official journal of the International Forum for the Study of Itch (IFSI).

BayMedica Commercial Subsidiary

BayMedica, a leading supplier of non-intoxicating rare cannabinoids to the health and wellness sector, continues to experience robust year-over-year revenue growth. BayMedica had sales of $0.90M for the three months ended September 30, 2023, representing a 181% increase over the same quarter in the previous year. While sales increased year-over-year, there was a decrease in revenue of 61% from the previous quarter. The changes in revenue can be attributed mainly to distributor order patterns and product mix, which may lead to occasional quarter-over-quarter decreases. However, we anticipate sustained growth as the market expands and brands continue to innovate by incorporating new cannabinoid ingredients in their product mix.

The Company continues to make progress lowering manufacturing costs that should improve margins over time. Additionally, the Company will continue to maintain a strategic focus on aligning production and inventory levels with sales demand and estimated forecasts.

BayMedica will have a booth at the upcoming MJBiz Conference in Las Vegas from November 28th to December 1st, 2023. Representatives of both InMed and BayMedica will be on site to meet with both distributors and end product manufactures of Health and Wellness products containing rare cannabinoids.

Financial commentary

For the three months ended September 30, 202, the Company recorded a net loss of $2.5M compared with a net loss of $3.5M for the three months ended September 30, 2022.

Research and development and patents expenses were $1.3M for the three months ended September 30, 2023, compared with $1.4M for the three months ended September 30, 2022. The decrease in research and development and patents expenses was due to a combination of lower research supplies expense and decreased activities related to the INM-755 Phase 2 clinical trials. We expect research and development expenses to increase in calendar year 2024 as the Company advances preclinical work in INM-901 and IND enabling studies in ocular disease.

The Company incurred general and administrative expenses of $1.3M for the three months ended September 30, 2023, compared to $1.6M in the three months ended September 30, 2022. The decrease was primarily from a combination of changes in the InMed segment, including lower office and admin fees, accounting and legal fees, stock-based compensation expenses, regulatory fees and consulting fees.

At September 30, 2023, the Company’s cash, cash equivalents and short-term investments were $6.7 million, which compares to $8.9 million at June 30, 2022. Subsequent to the quarter’s close, on October 26, 2023, the Company closed a $5.2 million financing. The Company continues to closely monitor expenses while advancing its pharmaceutical pipeline candidates. Based on current forecasts, the Company expects its cash will be sufficient to fund its planned operating expenses and capital expenditure requirements into the third quarter of calendar year 2024, depending on the level and timing of realizing BayMedica revenues from the sale of products in the Health & Wellness sector as well as the level and timing of our operating expenses.

Table 1. CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

Expressed in U.S. Dollars

	Note	September 30, 2023 (unaudited)	June 30, 2023
		$	$
ASSETS
Current
Cash and cash equivalents		6,738,304	8,912,517
Short-term investments	11	42,942	44,422
Accounts receivable, net		165,850	260,399
Inventories	3	1,133,097	1,616,356
Prepaids and other current assets		215,015	498,033
Total current assets		8,295,208	11,331,727

Non-Current
Property, equipment and ROU assets, net	4	615,055	723,426
Intangible assets, net	5	1,905,286	1,946,279
Other assets		101,790	104,908
Total Assets		10,917,339	14,106,340

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	6	1,046,251	1,608,735
Current portion of lease obligations	9	292,998	375,713
Deferred rent		-	16,171
Total current liabilities		1,339,249	2,000,619

Non-current
Lease obligations, net of current portion	9	-	15,994
Total Liabilities		1,339,249	2,016,613
Commitments and Contingencies (Note 14)

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares: 3,328,191 (June 30, 2023 - 3,328,191) issued and outstanding	7	77,620,252	77,620,252
Additional paid-in capital	7, 8	35,766,306	35,741,115
Accumulated deficit		(103,937,037)	(101,400,209)
Accumulated other comprehensive income		128,569	128,569
Total Shareholders’ Equity		9,578,090	12,089,727
Total Liabilities and Shareholders’ Equity		10,917,339	14,106,340
Related Party Transactions (Note 12)
Subsequent Events (Note 13)

Table 2. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (unaudited)

Expressed in U.S. Dollars

		For the Three Months Ended September 30
	Note	2023	2022
		$	$
Sales		901,862	320,788
Cost of sales		787,690	235,034
Inventory write-down	3	92,930	576,772
Gross profit		21,242	(491,018)

Operating Expenses
Research and development and patents		1,292,093	1,378,653
General and administrative		1,298,731	1,560,477
Amortization and depreciation	4, 5	54,832	49,048
Foreign exchange loss		48,457	96,791
Total operating expenses		2,694,113	3,084,969

Other Income (Expense)
Interest and other income		136,043	72,587
Loss before income taxes		(2,536,828)	(3,503,400)

Tax expense		-	(6,800)
Net loss		(2,536,828)	(3,510,200)

Net loss per share
Basic and diluted		(0.76)	(4.06)
Weighted average outstanding common shares
Basic and diluted		3,328,191	865,619

Table 3. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

For the Three Months ended September 30, 2023 and 2022 (unaudited)

Expressed in U.S. Dollars

	Note	2023	2022
		$	$
Cash provided by (used in):
Operating Activities
Net loss		(2,536,828)	(3,510,200)
Items not requiring cash:
Amortization and depreciation	4, 5	54,832	49,048
Share-based compensation	8	25,191	116,680
Amortization of right-of-use assets		94,532	99,460
Interest income received on short-term investments		(538)	(120)
Unrealized foreign exchange loss		2,018	2,796
Inventory write-down	3	92,930	576,772
Changes in operating assets and liabilities:
Inventories		390,329	135,559
Prepaids and other currents assets		283,018	440,560
Other non-current assets		3,118	5,507
Accounts receivable		94,549	72,858
Accounts payable and accrued liabilities		(562,484)	(159,260)
Deferred rent		(16,171)	-
Deferred revenue		-	15,700
Lease obligations		(98,709)	(100,903)
Total cash used in operating activities		(2,174,213)	(2,255,543)

Investing Activities
Sale of short-term investments		21,317	-
Purchase of short-term investments		(21,317)	-
Total cash provided by investing activities		-	-

Financing Activities
Shares issued for cash		-	6,000,365
Share issuance costs		-	(571,261)
Total cash provided by financing activities		-	5,429,104
(Decrease) increase in cash during the period		(2,174,213)	3,173,561
Cash and cash equivalents beginning of the period		8,912,517	6,176,866
Cash and cash equivalents end of the period		6,738,304	9,350,427

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes		$-	$6,800
Interest		$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Preferred investment options to its placement agent		$-	$547,441

About InMed:

InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and https://www.baymedica.com/.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: INM-901 represents a unique and innovative treatment approach compared to current options available to patients; cash runway into calendar 3Q 2024;  the next stages of advanced preclinical studies of INM-901, including drug metabolism and pharmacokinetics as well as the initiation of pharmaceutical drug development activities such as manufacturing and formulation; disease-modifying effects in an Alzheimer’s disease treatment model; and the next stage of studies which may show how this cannabinoid analog can improve neuronal function; INM-755 control cream data showing a positive indication of enhanced anti-itch activity versus the control cream alone; further development of the INM-755 CBN cream is expected to extend beyond its application in EB; assessing potential partnership opportunities for the advancement of INM-755; publishing phase 2 results shortly in Itch; anticipating sustained volume growth over a 12-month period; improving margins over time; being a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs; having significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.